January 5, 2018

OrthoPediatrics Corp. Announces Preliminary Revenue for Fourth Quarter and Full Year 2017

WARSAW, Indiana, January 5, 2018 — OrthoPediatrics Corp. (“OrthoPediatrics”) (NASDAQ:KIDS), a company exclusively focused on advancing the field of pediatric orthopedics, announced today its preliminary unaudited revenue for the fourth quarter and full year ended December 31, 2017.

Preliminary unaudited fourth quarter revenue is expected to be in the range of $11.5 million to $11.7 million, up 22% to 24%, when compared to $9.4 million in the fourth quarter of 2016. OrthoPediatric’s preliminary unaudited full year 2017 revenue is expected to be in the range of $45.4 million to $45.6 million, representing an annual growth rate range of 22%.

The company plans to release its fourth quarter and full year 2017 financial results in early March 2018. The quarterly and annual preliminary revenue estimates for 2017 included in this press release are prior to the completion of review and audit procedures by the company’s independent registered public accounting firm and are therefore subject to adjustment.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 24 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma & deformity, complex spine and ACL reconstruction procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 35 countries outside the United States.

Forward-Looking Statements
Any forward-looking statements are subject to risks and uncertainties such as those described in OrthoPediatrics’ most recently filed Quarterly Report on Form 10-Q for the period ended September 30, 2017 which OrthoPediatrics filed with the Securities and Exchange Commission on November 13, 2017. Actual results may differ materially from anticipated results.

Investor Contacts
The Ruth Group
Tram Bui / Emma Poalillo
(646) 536-7035 / 7024
tbui@theruthgroup.com / epoalillo@theruthgroup.com